Exhibit 99.1

Contact:	James A. Tracy Tel: (508) 650-9971 ext. 315 jtracy@visionsciences.com

Vision Sciences® Announces New Chief Financial Officer

NATICK, Mass., September 28, 2006 — Vision-Sciences, Inc. (Nasdaq: VSCI) today announced Mr. Yoav M. Cohen has been named as the Company’s Chief Financial Officer, effective January 1, 2007.  Mr. Cohen, age 49, was a managing director of NYC Advisors LLC, a business and financial advisory firm, from 2001 to 2006. Prior to that, between 2000 and 2001, Mr. Cohen was the COO of Selway Partners, LLC an early-stage venture capital fund, and between 1995 and 2000, Mr. Cohen was Senior VP Business Development & CFO of Bogen Communications International, Inc. He will succeed James A. Tracy, who will be leaving at the end of the calendar year to pursue other opportunities.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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